As filed with the Securities and Exchange Commission on January 23, 2024

Registration No. 333-265108

Registration No. 333-262898

Registration No. 333-215098

Registration No. 333-190001

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-265108

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-262898

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-215098

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-190001

UNDER

THE SECURITIES ACT OF 1933

SPIRIT REALTY CAPITAL, INC.

(Saints MD Subsidiary, Inc., as successor by merger to Spirit Realty Capital, Inc.)

(Exact name of registrant as specified in its charter)

State of Maryland	20-1676382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan

Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan

(Full Titles of Plans)

Michelle Bushore, Esq.

Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Realty Income Corporation

11995 El Camino Real San Diego, California 92130

(858) 284-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darren Guttenberg, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa, Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment to the following registration statements on Form S-8 filed by Saints MD Subsidiary, Inc., as successor by merger to Spirit Realty Capital, Inc, a Maryland corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC” and such registration statements, the “Registration Statements”) is being filed by the Company to deregister and terminate any and all shares of the Company’s Common Stock, par value $0.05 per share (the “Common Stock”) and any and all other securities registered but unsold or otherwise unissued as of the date hereof thereunder (the Common Stock numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•

Registration Statement No. 333-265108 filed with the SEC on May 20, 2022, relating to the registration of 3,000,000 shares of Common Stock issuable to eligible employees, directors and consultants under the Second Amended and Restated Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Plan”);

•

Registration Statement No. 333-262898 filed with the SEC on February 22, 2022, relating to the registration of 2,300,000 shares of Common Stock issuable to eligible employees, directors and consultants under the Plan;

•

Registration Statement No. 333-215098 filed with the SEC on December 14, 2016, relating to the registration of 5,680,944 shares of Common Stock issuable to eligible employees, directors and consultants under the Plan; and

•

Registration Statement No. 333-190001 filed with the SEC on July 18, 2016, relating to the registration of 3,065,664 shares of Common Stock reserved for future issuance pursuant to the Plan, and 45,000 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan.

On October 29, 2023, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Realty Income Corporation (“Realty Income”), a Maryland corporation, and Saints MD Subsidiary, Inc. (“Merger Sub”), a Maryland corporation. On January 23, 2024, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and subsidiary of Realty Income (the “Merger”). In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on January 23, 2024.

SAINTS MD SUBSIDIARY, INC.
(successor by merger to Spirit Realty Capital, Inc.)

By:	/s/ Michelle Bushore
Name:	Michelle Bushore
Title:	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to S-8 POS for Spirit]